News Release

EnPro President and Chief Executive Officer
Adopts 10b5-1 Stock Trading Plan

CHARLOTTE, N.C., November 27, 2006 —EnPro Industries (NYSE: NPO) announced today that Ernie Schaub, president and chief executive officer, has established a stock trading plan in accordance with Rule 10b5-1 of the Securities Act of 1934.

Under the plan, Schaub has authorized the systematic exercise of stock options and sale of up to 162,000 shares of common stock over an 18 month period at a minimum price of $34 a share. The sale period will begin on February 22, 2007, and all option exercises and sales pursuant to the plan will be conducted independently by Wachovia Securities, LLC. Schaub currently owns or has the right to purchase through the exercise of options 477,023 shares of EnPro common stock, and will continue to control 315,023 shares after the plan is completed.

“I am very enthusiastic about the performance and prospects of EnPro Industries,” said Schaub. “On the advice of my financial advisers, I am adopting this plan as a means of prudently diversifying my investments as I anticipate and plan for my retirement in the next few years. However, my primary focus continues to be on executing our corporate strategies to support the kind of long-term, sustainable growth that will continue to create value for all EnPro shareholders.”

Rule 10b5-1 permits the adoption of written, pre-arranged trading plans by insiders at times when they do not have material, non-public information. The plans enable insiders to sell shares over an extended period after the adoption of the plan without regard to any subsequent material non-public information they may receive. The insider retains no discretion over the timing of sales, which are executed through a broker at pre-determined dates.

EnPro Industries, Inc. is a leader in sealing products and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at: http://www.enproindustries.com.

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